EXHIBIT 4.107
                                 REVOLVING NOTE

$50,000,000	Albany, New York

March 29, 2000

FOR VALUE RECEIVED, the undersigned MECHANICAL TECHNOLOGY INCORPORATED, a New York corporation (herein, together with its successors and assigns, the ("Borrower"), hereby promises to pay to the order of KEYBANK NATIONAL ASSOCIATION (the "Lender"), in lawful money of the United States of America and in immediately available funds, at the Payment Office of the Lender, FIFTY MILLION DOLLARS ($50,000,000.00) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to section 2.1 of the Credit Agreement referred to below, on the Revolving Termination Date. Certain capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the Credit Agreement referred to below.

The Borrower promises also to pay interest in like currency and funds on the unpaid principal amount hereof to the Lender, at said office, from the date hereof until paid at the rates and at the times provided in section 2.7 of the Credit Agreement.

This Note is the Revolving Note referred to in the Amended and Restated Credit Agreement, dated as of March 29, 2000, between the Borrower and the Lender (as from time to time in effect, the "Credit Agreement"), and is entitled to the benefits thereof and of the other Credit Documents. As provided in the Credit Agreement, this Note is subject to mandatory prepayment prior to the Revolving Termination Date, in whole or in part.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.


MECHANICAL TECHNOLOGY
INCORPORATED

By:____________________________________
Title:



                     REVOLVING LOANS AND PAYMENTS OF PRINCIPAL

                                              Amount of
                                              Principal    Unpaid
Date of      Amount     Type      Interest    Paid or     Principal
Notation    of Loan    of Loan     Period     Prepaid      Balance    Made By

NY:  1095190v1  [Word]
NY:  1095190v1  [Word]